UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)
Filed by the registrant ☒

Filed by a party other than the registrant  ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material pursuant to section 240.14a-12

Maximus, Inc.
(Name of Registrant as Specified in Its Charter)

Registrant
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Maximus, Inc.
Supplement to Proxy Statement dated January 24, 2024
For the Annual Meeting of Shareholders
To be Held on Tuesday, March 12, 2024

This Supplement to Proxy Statement (this “Supplement”), dated February 26, 2024, is furnished to the shareholders of Maximus, Inc. (the “Company”) in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders to be held on March 12, 2024, or at any adjournments or postponements thereof (the “2024 Annual Meeting”). This Supplement supplements the definitive Proxy Statement filed January 24, 2024 (the “2024 Proxy Statement”). This Supplement should be read in conjunction with the 2024 Proxy Statement.
Supplemental Disclosure Regarding Changes to Board Committee Composition
On February 26, 2024, the Board of Directors of the Company (the “Board”) approved the appointment of Michael J. Warren to the Audit Committee of the Board (the “Audit Committee”) in place of Richard A. Montoni. The Board determined that Mr. Warren is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The Board also determined that Mr. Warren is financially literate as defined by the NYSE listing standards.
As a result of these changes, the Audit Committee is now comprised of the following directors.

Audit Committee
Jan D. Madsen (Chair)
Raymond B. Ruddy
Michael J. Warren
Voting Matters
The 2024 Annual Meeting will be held on Tuesday, March 12, 2024 at 11:00 AM Eastern Time via live webcast. Please visit www.ProxyVote.com for more details on how to attend and vote at the 2024 Annual Meeting. If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. Proxies already returned by shareholders will remain valid and will be voted at the 2024 Annual Meeting unless revoked.
Information regarding how to vote your shares, or revoke your proxy, is available in the 2024 Proxy Statement. Shareholders may view this Supplement, the 2024 Proxy Statement, and other proxy materials by visiting www.ProxyVote.com.